SARBANES-OXLEY

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND

SENIOR FINANCIAL OFFICERS

I.          Covered Officers/Purpose of the Code

The Nicholas Family of Funds code of ethics (this “Code”) for the investment companies within the complex (collectively, “Funds” and each, “Company”) applies to the Company’s Principal Executive Officer and Principal Financial Officer (the “Covered Officers” each of whom are set forth in Exhibit A) for the purpose of promoting:

•         honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•         full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

•         compliance with applicable laws and governmental rules and regulations;

•         the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•         accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.        Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his position with the Company.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as “affiliated persons” of the Company. The Company’s and the investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Company and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Company. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds’ Boards of Directors (“Boards”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

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            Each Covered Officer must:

•         not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

•         not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Company;

•         not use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

•          report, at least annually:

•         officer and director positions in corporations, public or private, for profit or not for profit, or in which the Covered Officer or any of his or her immediate family members holds 5% or more of its outstanding stock;

•         Positions as a trustee, executor or other fiduciary;

•         Ownership interest in any broker-dealer or bank;

•         Transactions between the Covered Officer and any of the Nicholas Family of Funds, the Nicholas Company or any company in which any director of any of the Nicholas Family of Funds is an officer or director.

•         Situations in which any immediate family member of the Covered Employee is an officer, director or employee of any company in which any officer or director of the Nicholas Company or any of the Nicholas Family of Funds is a director or executive officer.

There are some conflict of interest situations that should always be discussed with the appropriate officer if material. If the matter involves Jennifer R. Kloehn, she should discuss the matter with David O. Nicholas.  If the matter involves any other person, that person should discuss the matter with Jennifer R. Kloehn.  In each case, the officer with whom such matter is discussed is encouraged to review the matter with counsel to the Company.  Examples of these include:

•         service as a director on the board of any public company;

•         the receipt of any non-nominal gifts;

•         the receipt of any entertainment from any company with which the Company has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•         any ownership interest in, or any consulting or employment relationship with, any of the Company’s service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

•         a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.       Disclosure and Compliance

•         Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Company;

•         each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s directors and auditors, and to governmental regulators and self-regulatory organizations;

•         each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds files with, or submits to, the SEC and in other public communications made by the Funds; and

•         it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.       Reporting and Accountability

            Each Covered Officer must:

•         promptly after adoption of the Code or thereafter as applicable upon becoming a Covered Officer, affirm in writing to the Board that he or she has received, read, and understands the Code;

•         annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

•         not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

•         notify the appropriate person promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.  Each Covered Officer should notify Jennifer R. Kloehn unless the person violating the Code is Jennifer R. Kloehn, in which case such person should notify David O. Nicholas.  In each case, each Covered Officer is encouraged to also contact counsel to the Fund.

Jennifer R. Kloehn is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation; provided that if the situation involves Jennifer R. Kloehn directly, then Mr. David O. Nicholas is responsible for applying the Code to her and he has authority to interpret the Code with respect to such application.  Both Jennifer R. Kloehn and David O. Nicholas are encouraged to discuss the matter with counsel to the Fund.  However, any approvals or waivers sought by the Principal Executive Officer will be considered by the independent directors.

The Company will follow these procedures in investigating and enforcing this Code:

•         Jennifer R. Kloehn or David O. Nicholas, with the advice of counsel will take all appropriate action to investigate any potential violations reported to her or him;

•         if, after such investigation, the officer making such investigation believes that no violation has occurred, they are not required to take any further action;

•         any matter that the officer making the investigation believes is a violation will be reported to the independent directors;

•         if the independent directors concur that a violation has occurred, they will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

•         the independent directors will be responsible for granting waivers, as appropriate; and

•         any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.        Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds’ adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds’ and their investment adviser’s codes of ethics under Rule 17j-1 under the Investment Company Act and the adviser’s more detailed policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.       Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent directors.

VII.     Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and its counsel, the appropriate Company and the Nicholas Company.

VIII.    Internal Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.

The undersigned, the duly elected secretary of the funds (the "Funds"), does hereby certify that the foregoing Code of Ethics (the "Code") is in the form adopted by the Board of Directors of each such Fund at which such person is the secretary, at a meeting duly called and convened on October 28, 2016, at which meeting all of the members of the Board of Directors, including all of the directors who are not "interested persons" of each such  Fund, as such term is defined under the Investment Company Act of 1940, voted in favor of adoption of such Code presented at that meeting, and that the Code, in such form, as amended, has been adopted or will be ratified by all of the directors of each such Fund, including all of the directors of each such Fund who are not "interested persons" of the Fund.

Dated:  November 22, 2016

Affirmed: October 25, 2023

/s/ Lawrence J. Pavelec

Lawrence J. Pavelec, Secretary

Nicholas Fund, Inc.

Nicholas II, Inc.

Nicholas High Income Fund, Inc.

Nicholas Equity Income Fund, Inc.

Nicholas Limited Edition, Inc.

Nicholas Money Market Fund, Inc.

Exhibit A

Persons Covered by this Code of Ethics

The Nicholas Company	David O. Nicholas	Jennifer R. Kloehn
Nicholas Fund, Inc.	David O. Nicholas	Jennifer R. Kloehn
Nicholas II, Inc.	David O. Nicholas	Jennifer R. Kloehn
Nicholas Limited Edition, Inc.	David O. Nicholas	Jennifer R. Kloehn
Nicholas Equity Income Fund, Inc.	David O. Nicholas	Jennifer R. Kloehn